CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Prospectus, constituting part of the Registration Statement on Form F-1 of AutoChina International Limited (formerly Spring Creek Acquisition Corp.), our report dated March 5, 2008 with respect to the financial statements of AutoChina International Limited, as of December 31, 2007 and for the period from October 16, 2007 (inception) to December 31, 2007, which appears in such Registration Statement. We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ UHY LLP

New York, New York
May 29, 2009